Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision, Inc. Files Universal Shelf Registration Statement

JACKSONVILLE, Fla., September 14, 2009 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”).  Under the shelf registration statement, when declared effective by the SEC, ParkerVision may offer and sell from time to time in the future, in one or more public offerings, up to $50 million of common stock, preferred stock, debt securities or warrants, or any combination thereof.  The specifics of any future offering, along with the prices, terms, and the use of proceeds of any such securities offered by ParkerVision, will be determined at the time of any such offering and will be described in detail in a prospectus supplement filed at the time of any such offering.

ParkerVision’s shelf registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. The securities registered may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the securities covered by the registration statement will only be by means of a written prospectus supplement.

About ParkerVision
ParkerVision, Inc. designs, develops and markets its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Florida.  For more information please visit www.parkervision.com.  (PRKR-G)

Safe Harbor Statement
This press release contains forward-looking information.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10K/A for the year ended December 31, 2008 and the Forms 10Q for the quarters ended March 31, 2009 and June 30, 2009. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman		Ron Stabiner
Chief Financial Officer	or	Vice President
ParkerVision, Inc.		The Wall Street Group, Inc.
904-732-6100, cpoehlman@parkervision.com rstabiner@thewallstreetgroup.com		212-888-4848,

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